Exhibit 107

Calculation of Filing Fee Tables
424(b)(7)
(Form Type)
COEUR MINING, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees To Be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(r) and Rule 457(c)	595,267	$6.21	$3,696,608.07	0.00015310	$565.95
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$3,696,608.07		$565.95
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$565.95
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(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant’s common stock on March 24, 2025, as reported on the New York Stock Exchange.

(2) Calculated in accordance with Rule 457(r) under the Securities Act and relates to the Registration Statement on Form S-3 (File No. 333-284568) filed by the Registrant on January 29, 2025.